EXHIBIT 21.1
MICROCHIP TECHNOLOGY INCORPORATED
LIST OF SIGNIFICANT SUBSIDIARIES

Microsemi Corp. - Holding 2 Office 28, Verdala Business Centre, Level 2 LM Complex, Brewery Street Mriehel, Malta BKR 3000	Microchip Technology Malta Limited Ground Floor, Block W East Point Business Park Dublin 3, Ireland

Microsemi Communications, LLC 2355 W. Chandler Blvd. Chandler, Arizona - 85224 USA	Microsemi Corp. - Massachusetts 6 Lake Street Lawrence, Massachusetts - 01841 USA

Microsemi Frequency and Time Corporation 2355 W. Chandler Blvd. Chandler, Arizona - 85224 USA	Microsemi Solutions UK Limited Castlegate Business Park, Unit 4 Caldicot, Monmouthshire, UK NP26 5AD

Microchip Malta BMD Limited Gort Road, Ennis Co. Clare, Ireland	Microsemi - IOM Limited Merchants House 24 North Quay Douglas, Isle of Man, 1M1 4LE

Microchip Technology (Thailand) Co., Ltd. 14 Moo 1, T. Wangtakien A. Muang Chacherngsao Chacherngsao - 24000 Thailand	Microsemi Corp. – Holding 4th Floor, Century Yard, Cricket Square, Elgin Avenue Grand Cayman Cayman Islands KY1-1209

MBarb Malta Limited Office 28, Verdala Business Centre, Level 2 LM Complex, Brewery Street Mriehel, Malta BKR 3000	Microsemi Corporation 2355 W. Chandler Boulevard Chandler, AZ 85224

Microchip Technology (Netherlands) Europe B.V. Rapenburgerstraat 179 G Amsterdam 1001 VM The Netherlands	MCHP Technology Malta Limited Office 28, Verdala Business Centre, Level 2 LM Complex, Brewery Street Mriehel, Malta - BKR 3000

Microchip Technology Ireland Limited Ground Floor, Block W East Point Business Park Dublin 3, Ireland	Microsemi SoC Corp. 2355 W. Chandler Boulevard Chandler, AZ 85224

Microchip Technology LLC 2355 W. Chandler Boulevard Chandler, AZ 85224	Microsemi Storage Solutions, Inc. 2355 W. Chandler Boulevard Chandler, AZ 85224

Microsemi Solutions SDN BHD. Level 1, Building 3 Plot 10 Bayan Lepas Technoplex Penang, Malaysia 11900